EX - 10.21


July 7, 1998



Timothy Harkness
36 Rico Way
San Francisco, California  94123

Dear Tim:

To confirm our conversation, I am pleased to offer you the position of Vice President Finance and Chief Financial Officer. We have agreed that your start date will be July 9, 1998. In this position you will report directly to me.

Upon your start date with Molecular Devices your base salary will be $12,500 per month ($150,000 per annum) payable semi-monthly on the 15th and last day of each month. Your salary will escalate to $162,600 per annum in three (3) months and to $175,000 in six (6) months based upon agreed to milestone achievements. In addition, you will be provided a one-time hiring bonus of $87,500 upon your start date with MDC.

As a member of the management staff, you will be eligible to participate in the 1998 MDC Executive Bonus Plan (bonus at Plan 40%, which will be prorated for employment tenure).

You will be eligible to receive 75,000 Incentive Stock Options subject to the approval of the Board of Directors. These options will vest over a period of 5 years, with 15,000 vesting on the first anniversary of employment date and 3,750 shares vesting every quarter thereafter, and will be subject to the provisions of the Company's 1995 Stock Option Plan as amended.

Additionally, subject to the approval of the Board of Directors, you will be eligible to receive 10,000 shares of the Company's Common Stock, subject to applicable securities law restrictions. A total of 1250 shares will be granted following each quarter of service. Upon granting, each individual grant will be fully earned and vested. You will bear all tax responsibilities for these grants and will make arrangements with the Company to ensure payment of taxes and compliance with tax withholdings. In lieu of your having to sell stock in order to make any of the required tax payments, the Company agrees to lend you, for up to two (2) years, at the minimum interest rate required by the taxing authorities to avoid the imputation of taxes, an amount equal to your state and

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July 7, 1998
Page two


federal tax withholding obligation arising from the stock grant, any such loans to be secured by your stock.

In the event of a Change of Control resulting in either termination or demotion ("demotion" means a reduction in base salary, duties, title or reporting relationship), all your stock options and shares will become fully vested at such date. In addition, at the time of your leaving the Company, at the Change-of-control closing date, you would be granted a one-time severance payment equal to the last twelve months of your total compensation (last 12 months salary plus most recent annual bonus awarded to you).

In the event of termination "without cause" within the first two years: a) granting of 10,000 shares referred to in paragraph 5 will accelerate such that you will receive 10,000 shares and b) you will receive a one-time severance payment equal to the prior six (6) months compensation.

Termination "for cause" shall be determined by MDC based on the belief that one or more of the following has occurred: i) indictment or conviction of a felony
ii) fraud against MDC or, iii) intentional damage to MDC property.

Upon your start date, as a condition of employment, you will be required to sign an Employee Confidentiality and Inventions Agreement (copy of agreement attached). Please review this agreement carefully; if you have any questions regarding this agreement, please feel free to call me.

This offer is made contingent upon your ability to provide proof of identification and authorization to work in the United States. Upon employment at Molecular Devices, you will be required to furnish such documentation as described in the enclosed materials.

Additionally, this written offer constitutes all conditions and agreements of Molecular Devices Corporation. Upon acceptance of this offer, please sign, date, indicate your start date, and return this letter and the Application Form to the Human Resources Department. However, if you have not responded to this offer within five (5) days of receipt the offer will be withdrawn.

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July 7, 1998
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Tim,  Molecular  Devices  Corporation  is facing many exciting  challenges as we grow. Your experience and talents will be strong additions to our company. We are looking forward to having you join our team.

         Sincerely,

         MOLECULAR DEVICES CORPORATION


         Joseph D. Keegan//

         Joseph D. Keegan
         President and Chief Executive Officer

Attachment

Accepted:       Tim Harkness//
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Date:            July 8, 1998
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Start Date:
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